EXHIBIT 5.1

[KPMG LOGO]

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Enterra Energy Corp.,
as Administrators of Enterra Energy Trust

We consent to the use, through incorporation by reference into the Registration Statement on Form F-10, of our report dated March 31, 2005, except for notes 3(d), 10, 17, 18 and 19 which are as of October 24, 2005, with respect to the amended consolidated balance sheet of Enterra Energy Trust as of December 31, 2004, and the related amended consolidated statements of earnings and accumulated earnings and cash flows for the year then ended.

/s/ KPMG LLP
Chartered Accountants

Calgary, Canada
November 8, 2005